Exhibit 99.1

Meade Instruments Corp.

6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A. (949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Meade Instruments Corp.	The Piacente Group, Inc.
Paul Ross, CFO	Shelley Young
Tel: 949-451-1450	Tel: 212-481-2050
Fax: 949-451-1460	Email:shelley@tpg-ir.com

MEADE INSTRUMENTS ENTERS NEW LEASE AGREEMENT;

EXPECTS FUTURE COST SAVINGS OF $1.4 MILLION ANNUALLY

IRVINE, Calif. — February 12, 2009 — Meade Instruments Corp. (Nasdaq GM: MEAD), a leading designer and manufacturer of telescopes and other optical products, today announced that it has entered into an agreement to relocate its U.S. operations to significantly less expensive premises in Irvine, California.

The Company reached an agreement with The Irvine Company LLC for the early termination of the lease agreement for the Company’s 160,000 square foot facility at 6001 Oak Canyon in Irvine, CA.  The facility’s estimated annual costs were $1.7 million.  In connection with the termination agreement, the Company agreed to pay a buy-out fee of $1.2 million, with $0.5 million paid on signing of the agreement and the remainder payable in installments throughout 2009.  The unpaid portion of the buy-out fee is secured by a letter of credit.

The Company concurrently signed a new five-year lease with The Irvine Company LLC for new premises at 27 Hubble, Irvine, CA.  The 26,000 square foot facility will serve as the Company’s new headquarters and U.S. distribution center.  The estimated annual facility costs are $0.3 million, which represents a significant reduction from current facility costs.

Steve Murdock, the Company’s Chief Executive Officer,  commented, “This was an important step in removing costs from the Company’s business model as we look to better align costs with revenues in an extremely challenging economic environment.  We appreciate the Irvine Company’s willingness to work with us in finding affordable and attractive new space, and we thank our employees for all the hard work required in making this happen.  Our new facility is less than five miles from our current location, and we look forward to servicing our customers out of our new  headquarters and U.S. distribution center.”

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain comments and forward-looking statements based on current plans, expectations, events, and financial and industry trends that may affect the Company’s future operating results and financial position.   Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the Company’s expectations related to cost savings from the new facility; whether the new facility will be sized appropriately for the Company’s future business; as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission.  For additional information, please refer to the Company’s filings with the Securities and Exchange Commission.

###